As filed with the Securities and Exchange Commission on November 15, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Callidus Software Inc.
(Exact name of Registrant as specified in its charter)

Delaware	77-0438629
(State of other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
160 West Santa Clara Street, Suite 1500
San Jose, California 95113
(408) 808-6400
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)
2003 Stock Incentive Plan, as amended
2003 Employee Stock Purchase Plan, as amended
(Full Title of the Plans)
Robert H. Youngjohns
President and Chief Executive Officer
160 West Santa Clara Street, Suite 1500
San Jose, California 95113
(408) 808-6400
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:
Martin A. Wellington, Esq.
Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, CA 94025
(650) 752-2000
CALCULATION OF REGISTRATION FEE

	Amount to be	Proposed Maximum		Proposed Maximum	Amount of
Title of Each Class of Securities to be Registered	Registered(1)	Offering Price Per Share		Aggregate Offering Price	Registration Fee
Common Stock, par value $0.001 per share, to be issued under the 2003 Stock Incentive Plan, as amended	1,381,375 shares	$5.89	(2)	$8,136,299	$871
Common Stock, par value $0.001 per share, to be issued under the 2003 Employee Stock Purchase Plan, as amended	552,550 shares	$5.89	(2)	$3,254,520	$348
Total	1,933,925 shares			$11,390,819	$1,219

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the plans by reason of any stock dividend, stock split, or other similar transaction.

(2)	Estimated in accordance with Rule 457(a) and (h) solely for the purpose of calculating the registration fee, based upon the estimated exercise price of $5.89 per share, which is the average of the high and low prices of the Registrant’s Common Stock on November 8, 2006, as reported by the Nasdaq Global Market.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     As used in this Registration Statement on Form S-8, the term “Registrant” means Callidus Software Inc. along with its subsidiaries.
Item 1: Plan Information.*
Item 2: Registrant Information and Employee Plan Annual Information.*
* The information required by Part I of Form S-8 is omitted from this Registration Statement and included in documents sent or given to participants in the plans covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3: Incorporation of Documents by Reference.
     The following documents and information previously filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”) are hereby incorporated by reference:
     (a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005, which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.
     (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of Registrant’s 2005 fiscal year.
     (c) The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A, filed on November 10, 2003, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.
Item 4: Description of Securities.
     Not Applicable.
Item 5: Interests of Named Experts and Counsel.
     Not Applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify its directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article 10 of the Registrant’s certificate of incorporation provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides for such limitation of liability.
     The Registrant’s policy is to enter into indemnification agreements with each of its directors, executive officers and certain of its other key employees that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the certificate of incorporation, as well as certain additional procedural protections. In addition, the indemnification agreements provide that the Registrant’s directors, executive officers and specified key employees will be indemnified to the fullest possible extent not prohibited by law against all expenses, including attorney’s fees, and settlement amounts paid or incurred by them in any action or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors, or executive officers or employees of the Registrant or as directors or officers of any other company or enterprise when they are serving in these capacities at the request of the Registrant. The Registrant will not be obligated pursuant to the indemnification agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the Registrant’s board of directors or brought to enforce a right to indemnification under the indemnification agreement, the Registrant’s certificate of incorporation or any statute or law. Under the agreements, the Registrant is not obligated to indemnify the indemnified party (1) for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in any proceeding was not made in good faith or was frivolous; (2) for any amounts paid in settlement of a proceeding unless the Registrant consents to such settlement; (3) with respect to any proceeding brought by the Registrant to enforce or interpret an indemnification agreement if a court determines that each of the material defenses asserted by the indemnitee was made in bad faith or was frivolous; (4) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Registrant pursuant to the provisions of §16(b) of the Exchange Act, and related laws; (5) on account of the indemnified party’s conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law; (6) on account of any conduct from which the indemnified party derived an improper personal benefit; (7) on account of conduct the indemnified party believed to be contrary to the best interests of the Registrant or its stockholders; (8) on account of conduct that constituted a breach of the indemnified party’s duty of loyalty to the registrant or its stockholders; or (9) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.
     The indemnification provisions in the certificate of incorporation and the indemnification agreements entered into between the Registrant and its directors, executive officers and key employees may be sufficiently broad to permit indemnification of the Registrant’s officers, directors and key employees for liabilities arising under the Securities Act.
     The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors, officers and key employees against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such directors, officers and key employees pursuant to the above indemnification provision or otherwise as a matter of law.
Item 7: Exemption From Registration Claimed.
     Not Applicable.

Item 8: Exhibits.
The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description
5.1	Opinion of Davis Polk & Wardwell

23.1	Consent of KPMG, LLP, Independent Registered Public Accounting Firm

23.2	Consent of Davis Polk & Wardwell (included in Exhibit 5.1)

24	Power of Attorney (included on signature page)

99.1	2003 Stock Incentive Plan, as amended (1)

99.2	2003 Employee Stock Purchase Plan, as amended (2)

(1)	Incorporated by reference to Exhibit 10.18 to Registrant’s Form 10-Q, filed with the Securities and Exchange Commission on November 14, 2006.

(2)	Incorporated by reference to Exhibit 10.4 to Registrant’s Form 10-K, filed with the Securities and Exchange Commission on March 27, 2006.
Item 9: Undertakings.
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6 — Indemnification of Directors and Officers” above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, Callidus Software Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on November 15, 2006.

CALLIDUS SOFTWARE INC.
By:	/s/ Ronald J. Fior
	Name:	Ronald J. Fior
	Title:	Chief Financial Officer Senior Vice President, Finance and Operations

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below appoints Robert Youngjohns and Ronald J. Fior, and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Robert H. Youngjohns	President, Chief Executive Officer,	November 15, 2006
Robert H. Youngjohns	and Director (Principal Executive Officer)

/s/ Ronald J. Fior	Chief Financial Officer, Senior Vice President	November 15, 2006
Ronald J. Fior	Finance (Principal Accounting and Financial Officer)

/s/ Michael A. Braun	Chairman of the Board	November 15, 2006
Michael A. Braun

/s/ William B. Binch	Director	November 15, 2006
William B. Binch

/s/ Charles M. Boesenberg	Director	November 15, 2006
Charles M. Boesenberg

/s/ George B. James	Director	November 15, 2006
George B. James

/s/ Michele Vion Patton	Director	November 15, 2006
Michele Vion Patton

/s/ David B. Pratt	Director	November 15, 2006
David B. Pratt

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Davis Polk & Wardwell

23.1	Consent of KPMG, LLP, Independent Registered Public Accounting Firm

23.2	Consent of Davis Polk & Wardwell (included in Exhibit 5.1)

24	Power of Attorney (included on signature page)

99.1	2003 Stock Incentive Plan, as amended (1)

99.2	2003 Employee Stock Purchase Plan, as amended (2)

(1)	Incorporated by reference to Exhibit 10.18 to Registrant’s Form 10-Q, filed with the Securities and Exchange Commission on November 14, 2006.

(2)	Incorporated by reference to Exhibit 10.4 to Registrant’s Form 10-K, filed with the Securities and Exchange Commission on March 27, 2006.